UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Calamos Asset Management, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

April 17, 2012

Dear Stockholder:

You are cordially invited to attend our annual meeting of stockholders of Calamos Asset Management, Inc. The meeting will be held at 9:00 a.m. local time on Friday, June 1, 2012 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563. The attached notice of annual meeting and proxy statement describe the formal business to be transacted at the meeting.

Please sign and return the enclosed proxy card promptly in the postage-paid envelope. A majority of the voting power of our common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business at the annual meeting. You may revoke your proxy at any time before it is voted, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

Sincerely yours,

John P. Calamos, Sr.

Chairman of the Board,

Chief Executive Officer and

Co-Chief Investment Officer

CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDERS MEETING

to be held on June 1, 2012

THE PROXY STATEMENT AND ANNUAL REPORT

TO SECURITY HOLDERS ARE AVAILABLE AT:

www.calamos.com\proxy

Notice is hereby given that the annual meeting of stockholders of Calamos Asset Management, Inc. will be held at 9:00 a.m. local time on Friday, June 1, 2012 at our main offices, 2020 Calamos Court, Naperville, Illinois 60563, for the following purposes:

1. To elect six (6) directors identified in the proxy statement to our board of directors. If elected, each director will hold office until the 2013 annual meeting of stockholders or until that person’s successor is elected and qualified;

2. To approve, by non-binding advisory vote, the compensation of our named executive officers as disclosed in this proxy statement;

3. To ratify our audit committee’s appointment of McGladrey & Pullen, LLP, an independent registered public accounting firm, as independent auditors for the current fiscal year ending December 31, 2012; and

4. To transact such other business that may be raised at the annual meeting or any adjournments or postponements of the annual meeting.

You must have owned shares at the close of business on April 9, 2012 to be entitled to receive notice of, and to vote on, all matters presented at the annual meeting. Even if you plan to attend the annual meeting in person, we ask you to please complete, sign and return the enclosed proxy card.

By order of the board of directors,

J. Christopher Jackson Secretary

April 17, 2012

Naperville, Illinois

CALAMOS ASSET MANAGEMENT, INC.

2020 Calamos Court

Naperville, Illinois 60563

630-245-7200

PROXY STATEMENT FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

April 17, 2012

This proxy statement and the accompanying notice of annual meeting of stockholders are being furnished in connection with the solicitation by the board of directors of Calamos Asset Management, Inc., a Delaware corporation, of proxies for use at the 2012 annual meeting of stockholders. The annual meeting will be held at 9:00 a.m. local time on Friday, June 1, 2012 at our headquarters, 2020 Calamos Court, Naperville, Illinois 60563. We expect that this proxy statement and the enclosed proxy, together with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 will be mailed on or about April 24, 2012 to each stockholder entitled to vote at the annual meeting.

Unless the context otherwise requires, references to “we,” “us,” “our” and “company” refer to Calamos Asset Management and its consolidated subsidiaries. “Calamos Interests” refers to Calamos Family Partners, Inc., a Delaware corporation, and John P. Calamos, Sr., the Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer of the company.

Calamos Family Partners is wholly owned by John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. (Calamos Principals). John P. Calamos, Sr. holds the controlling interest in Calamos Family Partners, which holds all of our outstanding Class B common stock. Calamos Asset Management is the sole manager of Calamos Investments LLC. As of February 29, 2012, Calamos Investments was owned approximately 22.0% by Calamos Asset Management and 78.0% by Calamos Interests.

Calamos Asset Management entered into a stockholders’ agreement with Calamos Family Partners, Calamos Investments, the Calamos Principals and family affiliates which, among other things (i) restricts transfers of (a) the shares of Calamos Family Partners owned by the Calamos Principals and their family affiliates, (b) the shares of our Class B common stock and ownership in Calamos Investments held by Calamos Interests and (c) any shares of our Class A common stock issued upon conversion of our Class B common stock or in exchange for any membership interest in Calamos Investments, and (ii) allows Calamos Family Partners to designate two persons to attend all of our board meetings as observers. Calamos Family Partners has designated John P. Calamos, Jr. and Laura Calamos-Nasir, children of John P. Calamos, Sr., as its board observers.

VOTING INFORMATION

Who can vote?

You may vote if you held shares of our Class A or Class B common stock directly as a stockholder of record or beneficially in street name at the close of business on April 9, 2012 (the record date). As of the record date, we had 20,336,112 shares of Class A common stock outstanding and 100 shares of Class B common stock outstanding. All the shares of Class B common stock are held by Calamos Family Partners.

How many votes are needed to hold the annual meeting?

In order to take any action at the annual meeting, the record holders of shares having a majority of the voting power as of the record date must be present at the meeting. This is called a quorum.

Who may vote on each proposal?

The holders of our Class B common stock, voting separately, are entitled to elect two directors at the annual meeting. The holders of our Class A and Class B common stock, voting together, are entitled to elect the remaining four directors. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The nominees for election by the holders of our Class A and Class B common stock, voting together, are G. Bradford Bulkley, Thomas F. Eggers, Richard W. Gilbert and Arthur L. Knight.

With respect to all other proposals, the holders of our Class A and Class B common stock, voting together, are entitled to vote on matters submitted to stockholders at the annual meeting.

How many votes per share am I entitled to?

If you hold shares of Class A common stock, you are entitled to one vote per share. Holders of shares of Class B common stock are entitled to the number of votes per share equal to: ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos Investments by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. All of the 100 outstanding shares of Class B common stock are currently held by Calamos Family Partners, which also holds approximately a 78.0% ownership interest in Calamos Investments. As a result, Calamos Family Partners is entitled to approximately 780 million votes, representing 100% of the Class B voting power and approximately 97.5% of the combined voting power of our company.

Who counts the votes?

The final voting results will be tallied by our transfer agent, Computershare Limited, which also will serve as the inspector of elections. The results will be published in a Form 8-K filed with the Security and Exchange Commission (SEC).

What is a proxy?

A proxy allows someone else (the proxy holder) to vote your shares on your behalf. The board of directors of Calamos Asset Management (board of directors or board) is asking you to allow any of the persons named on the proxy card (John P. Calamos, Sr., James J. Boyne and J. Christopher Jackson) to vote your shares at the annual meeting.

How do I vote by proxy?

Whether you hold shares directly as a stockholder of record or beneficially in street name, you may vote without attending the annual meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your stockbroker or nominee. If you beneficially hold shares and do not provide voting instructions, your intermediary has the authority under applicable stock market rules to vote those shares for or against routine matters in its discretion. Proposal No. 3 Ratification of Independent Registered Public Accounting Firm is the only routine matter to be voted on at the meeting. All other matters are not considered routine and shares held by your intermediary will not be voted absent specific instruction from you, which means your shares may go unvoted. For more information on these options, please see your proxy card or the information your bank, broker, or other holder of record provided to you.

Unless you indicate otherwise on your submitted proxy card, the persons named as your proxy holders on the proxy card will vote your shares “FOR” all nominees to the board of directors; “FOR” the advisory resolution approving the executive compensation; and “FOR” the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm (the independent auditors) for the fiscal year ending December 31, 2012. If any other matters come before the annual meeting to be voted on, the persons named as your proxy holders on the proxy card will vote, act and consent on those matters in their discretion.

Can I change or revoke my vote after I return my proxy card?

Yes. You can change or revoke your proxy by submitting another proxy with a later date before the beginning of the annual meeting. You also may revoke your proxy by attending the annual meeting and voting in person.

Can I vote in person at the annual meeting instead of voting by proxy?

Yes. However, whether you plan on attending in person or not, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

What is the voting requirement to approve each proposal?

For the election of directors (Proposal No. 1), each nominee for each Class B director position receiving a plurality of votes of the Class B stockholders entitled to vote and each nominee for the remaining four director positions receiving a plurality of the combined votes of the Class A and Class B stockholders entitled to vote, shall be elected, without regard to either (1) broker non-votes, or (2) proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Therefore, the two nominees for Class B director positions and the four nominees for the remaining director positions receiving the highest number of votes cast at the meeting from their respective stockholder voting group will be elected.

For the non-binding advisory vote regarding the compensation of our named executive officers (Proposal No. 2), an affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, is necessary to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. Shares properly voted “ABSTAIN” on Proposal No. 2 will be treated as having voted “AGAINST” the applicable proposal.

For the ratification of the appointment of McGladrey & Pullen, LLP (Proposal No. 3), an affirmative vote of the holders of shares of Class A and Class B common stock, voting together as a single class, having a majority of the votes present in person or represented by proxy at the annual meeting and entitled to vote on the matters, is necessary. Shares properly voted “ABSTAIN” on Proposal No. 3 will be treated as having voted “AGAINST” the applicable proposal.

Calamos Family Partners, which holds approximately 97.5% of the combined voting power of the company, has advised us that it intends to vote “FOR” all of the nominees for director; “FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers; and “FOR” ratification of the appointment of McGladrey & Pullen LLP. This would result in the election of all six director nominees and the approval of all proposals.

Who pays for this proxy solicitation?

We pay the cost of soliciting your proxy. Proxies also may be solicited by directors, officers and employees of our company and its subsidiaries, without additional compensation to those individuals. We also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy material to, and obtain proxies from, such beneficial owners, and we will reimburse such holders for their reasonable expenses in doing so.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

Our board’s nominating and governance committee recommended, and the board approved, all of the nominees named below for election as members of the board of directors of Calamos Asset Management. G. Bradford Bulkley, Richard W. Gilbert and Arthur L. Knight, all current directors are standing for re-election; and Thomas F. Eggers, who was appointed to the board on January 31, 2012, is standing for election for the first time. Mitchell S. Feiger, also a current director, advised us in February, 2012 of his decision not to stand for re-election at the annual meeting. The nominees for election by the holders of our Class B common stock, voting as a separate class, are John P. Calamos, Sr. and Nick P. Calamos. The holders of our Class A and Class B common stock, voting together as a group, are entitled to vote for the election of the remaining four director positions, the nominees for which are G. Bradford Bulkley, Thomas F. Eggers, Richard W. Gilbert and Arthur L. Knight. If elected, each director will serve until the 2013 annual meeting of stockholders, or until a successor is elected and qualified or until that person’s earlier resignation, retirement, death, disqualification or removal.

The board has affirmatively determined that the board is currently composed of a majority of independent directors and that the following nominees are independent as defined under the NASDAQ Stock Market rules: G. Bradford Bulkley, Thomas F. Eggers, Richard W. Gilbert and Arthur L. Knight. For a director to be considered independent, the board must determine that the director does not have any direct or indirect material relationship with the company, other than his service as a director. In making the determination of independence, the board applies the objective measures and principles contained in the NASDAQ and SEC standards defining independence, considers any direct or indirect material relationships which the director has with the company, and any other relevant facts and circumstances.

Unless you mark on your proxy card to withhold authority to vote for one or all of the director nominees, the persons named as proxy holders intend to vote “FOR” all of these nominees; however Class A stockholders are entitled to vote only with respect to Messrs. Bulkley, Eggers, Gilbert and Knight.

Recommendation of the Board

The board of directors recommends a vote “FOR” each of the following nominees. The voting requirements for this proposal are described in the Voting Information section.

Nominees

Listed below are the names, ages, and principal occupations for at least the past five years of the director nominees:

John P. Calamos, Sr., 71, is our Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer. Mr. Calamos is the uncle of Nick P. Calamos and founded our predecessor company in 1977. Previously, he enlisted in the United States Air Force and ultimately earned the rank of Major. Mr. Calamos received his undergraduate degree in economics and an MBA in finance from the Illinois Institute of Technology. He is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

As founder, Chairman of the Board, Chief Executive Officer and Co-Chief Investment Officer, Mr. Calamos is uniquely qualified to serve on our board of directors. Mr. Calamos has been with our organization for over 35 years and brings unparalleled knowledge of our business and experience in the investment management industry.

Nick P. Calamos, 50, has been our President of Investments and Co-Chief Investment Officer since December 17, 2009 and is a director of our company. Prior thereto, Mr. Calamos was our Senior Vice President and Co-Chief Investment Officer. He joined our predecessor company in 1983 and has more than 28 years of experience in the investment industry. Mr. Calamos oversees our research and portfolio management function. He received his undergraduate degree in economics from Southern Illinois University and a master’s degree in finance from Northern Illinois University. A Chartered Financial Analyst, Mr. Calamos is a member of the Investment Analysts Society of Chicago. Mr. Calamos is a nominee for election by the Class B stockholders and has been a director since 2004.

Mr. Calamos’ qualifications to serve on our board include his position as the second most senior member of our management team, his more than 28 years of experience as an investment professional with us, including his role as President of Investments, Co-Chief Investment Officer, his leadership on the portfolio management team for the Calamos Funds, and his position as director since 2004.

G. Bradford Bulkley, 55, has served on our board since 2005. From October 7, 2002 to January 28, 2005, Mr. Bulkley served as a member of the Calamos Family Partners advisory board. Mr. Bulkley founded Bulkley Capital, L.P., and has over 30 years of experience in banking and corporate finance. He began his career at Harris Trust & Savings Bank in Chicago, where he was a commercial lender to middle-market companies in the Midwest. He then formed and managed one of the largest communications lending divisions in the country at what is now Bank of America. Additionally, Mr. Bulkley has been a director or advisory board member of several privately held companies. He is a member of and certified by the National Association of Corporate Directors and also serves as a statutory board member to the North Texas National Association of Corporate Directors. He is also a member of the Association for Corporate Growth. Mr. Bulkley received a bachelor’s degree from Trinity University in San Antonio, Texas, and an MBA in finance from DePaul University in Chicago.

Mr. Bulkley’s qualifications to serve on our board include his substantial experience in banking and corporate finance, his director and advisory positions with several private companies, and his innovative thinking with regard to leadership.

Thomas F. Eggers, 59, has served on our board since January, 2012. From 2006 through 2008, Mr. Eggers was the Chief Executive Officer and from 2005 through 2008 the President and a board member of the Dreyfus Corporation. While at Dreyfus, he was a member of the Executive Committee of BNY Mellon Asset Management and served on the Operating Committee of The Bank of New York Mellon. For a three-year period between 2002 to 2005, Mr. Eggers was the President and Chief Executive Officer of Scudder Investments. In 1996 he was President of Dreyfus Investments while being appointed Vice Chairman of the Dreyfus Corporation in 1999 and became President in 2001. Mr. Eggers began his Financial Services career in 1976 at Columbia Savings, moving in 1979 to PaineWebber as a Financial Advisor and later into the asset management area. Mr. Eggers is a director and principal investor of Nextalk, Inc. and Minyanville Media, Inc. He has also held director or advisor positions in the financial services industry. He attended Marquette University as an undergraduate, completed a three year Securities Industry Certification at the Wharton School of Business, and is a frequent guest lecturer at business and industry forums.

Mr. Egger’s qualifications to serve on our board include his extensive experience in numerous senior executive positions in the financial services industry, his prior role as an independent trustee for a mutual fund complex, and his investment management expertise and intelligence.

Richard W. Gilbert, 72, has served on our board since 2005. From June 4, 2002 to January 28, 2005, Mr. Gilbert served as a member of the Calamos Family Partners advisory board. In addition to serving on the board of Calamos Asset Management, he has served as an independent director for the Principal Mutual Funds since 1984 and is an independent director of the Horton Insurance Agency. From 1990 to 1995, Mr. Gilbert was Chairman and director of the Federal Home Loan Bank of Chicago. He also has served as a director of Bulkley Capital, L.P. since 1996. Before retiring from active management in 1994, Mr. Gilbert was Publisher and Chief Executive Officer of Pioneer Press Newspapers in suburban Chicago; President and Chief Operating Officer of Park Communications, a media company in Ithaca, New York; and President of the Des Moines Register, a family-owned communications company. Mr. Gilbert graduated from Simpson College in Indianola, Iowa.

Mr. Gilbert’s qualifications to serve on our board include his vast experience in numerous senior executive positions held throughout his career, his role as an independent director at the Principal Funds for over 28 years, and his investment management and communications insight.

Arthur L. Knight, 74, has served on our board since 2004. From August 14, 2002 to January 28, 2005, Mr. Knight served as a member of the Calamos Family Partners advisory board. Since 1994, Mr. Knight has served as a business consultant and independent director for a number of private and public, industrial, financial and service companies. Currently, he serves on the board of directors of Hi-Tech Plastics, Inc. Prior to 1994, Mr. Knight served as President, Chief Executive Officer and Director of Morgan Products, Ltd., a New York Stock Exchange-listed company. Previously, he held a number of executive positions with Houdaille Industries, Inc., also a New York Stock Exchange-listed company, and its successors. His final position at Houdaille was President, Chief Executive Officer and director of John Crane Houdaille, Inc. Mr. Knight is a member of the National Association of Corporate Directors. He received his bachelor’s degree from Dartmouth College and an MBA from the University of New York at Buffalo.

Mr. Knight’s qualifications to serve on our board include a plethora of private and public-company experience and knowledge from his numerous prior roles as Chairman, Chief Executive Officer, independent director, and committee Chairman, and his substantial knowledge and experience on compensation and management succession matters.

CORPORATE GOVERNANCE

Calamos Asset Management regularly monitors regulatory developments and reviews its policies, processes and procedures in the area of corporate governance to respond to such developments. As part of those efforts, we review laws affecting corporate governance, as well as rules adopted by the SEC and NASDAQ. Additional corporate governance information, including our corporate governance guidelines and committee charters, is located under the Corporate Governance link on the Investor Relations section of our website at http://www.calamos.com/investors.

Code of Business Conduct and Ethics

The board adopted a Code of Business Conduct and Ethics (Code of Conduct), which applies to all employees and directors of Calamos Asset Management. The Code of Conduct is posted under the Corporate Governance link on the Investor Relations section of our website at http://www.calamos.com/investors and is available in print to stockholders who request a copy from our Secretary at our principal executive offices. Interested parties may address a written request for a printed copy of the Code of Conduct to: Secretary, Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver of, a provision of the Code of Conduct by posting such information on our website.

Board Leadership Structure

John P. Calamos, Sr. has served in the combined role of Chief Executive Officer and Chairman of the Board since we went public in 2004. We have not designated a lead independent director. We chose this leadership structure in recognition of Mr. Calamos’ role as our founder and namesake and the substantial economic and voting ownership of Calamos Family Partners.

We are a “controlled company” within the meaning of the NASDAQ Marketplace Rules because more than 50% of our voting power is held by Calamos Family Partners. As a controlled company, we are not subject to the NASDAQ listing requirements that would otherwise require us to have: (i) a board of directors comprised of a majority of independent directors; (ii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee composed solely of independent directors; and (iii) director nominees selected, or recommended for the board’s selection, either by a majority of the independent directors or a nominating committee composed solely of independent directors.

However, since our public offering in 2004, we have chosen to structure our board with a majority of independent directors each of whom serves on the audit, compensation and nominating and corporate governance committees. We believe the combined role of Chairman and Chief Executive Officer and absence of a lead independent director does not dilute the influence or effectiveness of our independent directors or our board as a whole. As described below, each of these committees has significant and meaningful authority and duties.

Risk Oversight

The board has overall responsibility for risk oversight but has delegated to our audit committee the primary role of assisting the board in ensuring the company has an appropriate overall risk oversight process. Our compliance and internal audit departments are significantly involved in risk management and each designs programs to help assess, monitor and manage the risks and exposures faced by the company. Recently, the company established an Enterprise Risk Management Committee with delegates of the major operational functions. The Enterprise Risk Management Committee helps ensure that risk management decisions are aligned with the company’s strategies, made on an informed basis and shared across the organization.

With respect to overall employee compensation policies and practices, our compensation committee considers whether these policies and practices support reasonable risk-taking consistent with our strategic objectives. We believe our compensation program for all employees maintains an appropriate linkage between creating and maintaining value for our stockholders and motivating and rewarding our employees. Our incentive compensation plan encourages a long-term view of company growth and success and mitigates some of the risks typically associated with managing for short-term results. Based on the foregoing, we do not believe risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Committee Membership and Meetings

The table below provides membership information for the audit, compensation, the nominating and governance committees, and the special committee.

	Audit	Compensation	Nominating and Governance	Special Committee
G. Bradford Bulkley	M	M	M	M
Thomas F. Eggers	M	M	M	—
Mitchell S. Feiger	M	M	M	C
Richard W. Gilbert	C	M	M	M
Arthur L. Knight	M	C	C	M

M — Member

C — Chairman

Below is a description of each standing committee of the board as well as the special committee. The board has affirmatively determined that each standing committee consists entirely of independent directors pursuant to rules established by NASDAQ and promulgated under the Securities Exchange Act of 1934, as amended.

Nominating and Governance Committee

The nominating and governance committee has the following responsibilities, among other functions:

•	identifying individuals qualified to serve as our directors;

•	recommending qualified individuals for election to our board of directors;

•	recommending to our board the directors to serve on each of our board committees; and

•	developing and recommending corporate governance guidelines to the board.

The nominating and governance committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at http://www.calamos.com/investors. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Criteria for board nomination.     The committee considers the appropriate balance of experience, skills and other characteristics required of board members; seeks to ensure that at least a majority of the directors are independent under NASDAQ rules; and requires that members of the audit committee meet the financial literacy requirements under NASDAQ rules. Nominees for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business and willingness to devote adequate time to board duties. We do not have any formal policy regarding diversity in identifying nominees for a director position but consider diversity among the other noted qualities and characteristics.

Board nomination process.     The process for identifying and evaluating nominees to the board of directors is initiated by identifying a slate of candidates who meet the above-referenced criteria for selection as a nominee and have the specific qualities or skills being sought based upon input from board members. The committee generally considers re-nomination of incumbent directors provided that they continue to meet the board’s qualification criteria. New director candidates may be identified by members of the board as well, which was the case of Mr. Eggers, who was identified by Mr. John P. Calamos, Sr. Candidates are evaluated by their biographical information, qualifications and references. Qualified nominees are interviewed by the board chairman and members of the committee. The committee evaluates which of the prospective candidates is qualified to serve as a director and whether the committee should recommend a candidate to the board. The board selects nominees to be presented for the approval of the stockholders or for election to fill a vacancy. Although the committee prefers to consider nominees identified by the board, the committee will consider stockholder recommendations of proposed director nominees that are received timely. The committee uses a similar process to evaluate candidates recommended by stockholders.

To recommend a prospective nominee for the committee’s consideration, please submit the candidate’s name and qualifications to our Secretary at our principal executive offices. Submissions must include (A) as to each proposed nominee: (1) the name, age, business and residence addresses and principal occupation or employment of the proposed nominee, (2) the class and number of shares of capital stock of the company, if any, which are beneficially owned or owned of record by the proposed nominee, and (3) any other information relating to the proposed nominee that would be required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; and (B) as to the stockholder giving notice: (1) the name and record address of the stockholder, (2) the class and number of shares of capital stock of the company that are beneficially owned or owned of record by the stockholder, (3) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons pursuant to which the nomination(s) are to be made by the stockholder, (4) a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) named in its notice and (5) any other information relating to the stockholder that would be required to be disclosed in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Recommendations must be received no earlier than March 3, 2013 and not later than April 2, 2013 to be considered for nomination at the 2013 annual meeting of stockholders.

Audit Committee

The audit committee is responsible for assisting the board’s oversight of:

•	the quality and integrity of financial statements and related disclosure and systems of internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of the internal audit function; and

•	compliance with legal and regulatory requirements.

The audit committee is a separately designated standing audit committee established in accordance with the Securities Exchange Act of 1934, as amended. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including approval of all services and fees of the independent auditors. The audit committee meets with the independent auditors and reviews the scope of their audit, reports and recommendations.

The audit committee operates under a written charter adopted by the board, a copy of which is posted under the Corporate Governance link on the Investor Relations section of our website at http://www.calamos.com/investors. A copy of the charter also may be obtained by written request to our Secretary at our principal executive offices.

Each current member of the audit committee (1) meets the heightened independence standards for audit committee members under SEC rules currently in effect and (2) has the accounting or financial management expertise required for audit committee members under NASDAQ rules. The board has determined that Mr. Eggers and Mr. Feiger are each qualified as audit committee financial experts within the meaning of the SEC rules. As previously noted, Mr. Feiger advised us of his decision not to stand for re-election at the annual meeting.

Compensation Committee

The compensation committee has the following responsibilities, among other functions:

•	recommending the compensation of our directors, including equity-based compensation, to our board for approval;

•

reviewing and approving corporate goals and objectives to serve as the basis for the chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of the goals and, based on such evaluation, determining the chief executive officer’s compensation;

•	determining the total compensation for our named executive officers (as reflected in the summary compensation table below);

•	with respect to our equity-based compensation plans, approving the grants of stock options and other equity-based incentives for employees as permitted under our compensation plans; and

•	reviewing and making recommendations to our board regarding new employment, consulting, retirement and severance agreements and arrangements proposed for our senior executives.

The compensation committee charter is posted under the Corporate Governance link on the Investor Relations section of our website at http://www.calamos.com/investors. A copy of the charter also may be obtained by making a written request to our Secretary at our principal executive offices.

Information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis below.

Special Committee

A special committee of the board consisting of each of the independent directors was appointed in connection with the company’s initiatives to review and consider alternatives relating to the creation of a greater degree of clarity regarding the company’s market capitalization. Because the alternatives could require the amendment to our Amended and Restated Certificate of Incorporation or require actions that would be related party transactions, the special committee was authorized to:

•	review, evaluate, consider and negotiate the terms and conditions of any proposal and any alternatives thereto;

•

represent the interests of the holders of the Class A Common Stock in determining whether any proposal, or any alternative, was advisable and in the best interests of the company and its stockholders, and to make such other determinations as the committee, in its sole discretion, deemed appropriate; and

•	recommend to the board what action, if any, should be taken by the board with respect to any proposal or any individual transaction contemplated by a proposal, or any alternatives to a proposal.

In addition, the committee could and did in its discretion retain, at the company’s expense, independent legal counsel, financial advisors and other experts, consultants, representatives, agents and advisors (i) to assist in its review, analysis, evaluation, negotiation and assessment of any proposal, and (ii) to render such opinions, advice and/or recommendations as the committee deemed necessary or appropriate in order to discharge its duties.

Upon completion of its activities, the special committee was dissolved in November, 2011.

Attendance at Board and Committee Meetings and Annual Meeting of Stockholders

For the fiscal year ended December 31, 2011, the board held eleven meetings, the audit committee held nine meetings, the compensation committee held eight meetings, the nominating and corporate governance committee held three meetings, and the special committee held twenty-one meetings. Each director and committee member serving at the time attended at least 75% of all of their respective board and committee meetings.

Under the company’s corporate governance guidelines, directors are expected to prepare for and use reasonable efforts to participate in all board meetings and meetings of committees on which they serve. To promote open discussion among the directors who are not officers or employees of our company, these non-management directors, who also serve as members of each of the board’s committees, generally meet in executive session after regularly scheduled meetings. The board has a policy encouraging director attendance at annual meetings of stockholders. Our 2011 stockholder meeting was attended by all directors serving at the time.

DIRECTOR COMPENSATION

Director Compensation Table for 2011

The following table provides compensation information for non-employee directors of the company for the fiscal year ended December 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
G. Bradford Bulkley	121,000	48,002	—	2,132	171,134
Mitchell S. Feiger	128,452	48,002	—	598	177,052
Richard W. Gilbert	132,000	48,002	—	2,132	182,134
Arthur L. Knight	131,000	48,002	—	1,207	180,209

(1)

Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 13 to the company’s audited financial statements for the fiscal year ended December 31, 2011 which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 12, 2012.

(2)

On August 4, 2011, each non-employee director received 3,631 restricted stock units (RSUs) that will vest at the rate of 33 1/3% per year for Mr. Bulkley beginning February 15, 2015. Mr. Gilbert’s RSUs will vest 100% on June 4, 2012. Mr. Knight’s RSUs will vest 100% on August 14, 2012. Mr. Feiger’s RSUs will not vest given his decision to not stand for re-election at the annual meeting. G. Bradford Bulkley, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight held an aggregate of 20,127, 17,548, 20,127 and 21,101 RSUs, respectively, as of December 31, 2011.

Our non-employee directors receive an annual retainer fee of $50,000, payable in quarterly installments, and a meeting attendance fee of $2,500 for each board meeting attended in person and $1,500 for each board meeting attended telephonically. In addition, there is an annual supplemental retainer of $10,000 (payable quarterly) for the chairpersons of the audit committee and special committee, and an annual supplemental retainer of $5,000 each (payable quarterly) for the chairpersons of the compensation committee and the nominating and corporate governance committee. The meeting attendance fee for the audit committee and the special committee is $1,250 per meeting and $1,000 per meeting for each of the compensation committee and the nominating and corporate governance committee. Non-employee directors have also been awarded RSUs and stock options pursuant to the company’s incentive compensation plan. Directors who are officers or employees of Calamos Asset Management do not receive additional compensation for serving as a director. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the Class A common stock beneficially owned as of February 29, 2012, by (1) the Calamos Family, which includes Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos (both of whom are director nominees and named executive officers) and John P. Calamos, Jr., (2) each non-management director, (3) each other named executive officer, (4) each other stockholder known to us to beneficially own more than 5% of our total outstanding Class A common stock and (5) all nominees for directors and executive officers as a group. All of our outstanding Class B common stock is held by Calamos Family Partners.

Name of Beneficial Owner	Amount of Beneficial Ownership** (Shares)		Percent of Class A Common Stock		Percent of Class A Common Stock Assuming Exchange(1)
Calamos Family:
Calamos Family Partners	44,849,091	(2)	7.92%		70.55%
Non-Management Directors:
G. Bradford Bulkley	22,504	(3)	*		*
Thomas F. Eggers	—		—		—
Mitchell S. Feiger	6,579	(4)	*		*
Richard W. Gilbert	19,214	(3)	*		*
Arthur L. Knight	40,021	(5)	*		*
Other Named Executive Officers:
James J. Boyne	30,862		*		*
Nimish S. Bhatt	58,283	(6)	*		*
Randall T. Zipfel	35,803	(7)	*		*
Other 5% Beneficial Owners:
The Vanguard Group, Inc.	1,115,046		5.54	%(8)	1.75%
BlackRock, Inc.	1,562,395		7.76	%(9)	2.46%
Total outstanding Class A Shares			20,336,112		63,574,991
All director nominees and executive officers as a group (10 persons)	44,738,746	(10)	7.38%		70.37%

*	Less than 1%.

**	Unless otherwise indicated, beneficial ownership means the sole power to vote and dispose of shares.

(1)	Assumes the Calamos Interests exchange their ownership in Calamos Investments and convert their shares of our Class B common stock for shares of our Class A common stock. See footnote 2 below.

(2)

Includes (i) ownership interest in Calamos Investments and 100 shares of our Class B common stock owned by Calamos Family Partners, exchangeable and convertible, respectively, on demand for our Class A common stock, (ii) ownership interest in Calamos Investments by John P. Calamos, Sr., exchangeable on demand for our Class A common stock, (iii) 205,309 Class A common shares and 593,547 vested, unexercised options held by John P. Calamos, Sr. and 6,336 Class A common stock held by spouse, (iv) 84,991 Class A common shares and 396,418 vested, unexercised options held by Nick P. Calamos, and (v) 80,266 Class A common shares and 243,345 vested, unexercised options held by John P. Calamos, Jr. The formula for exchanging ownership interest in Calamos Investments for our Class A common shares is set forth in our Second Amended and Restated Certificate of Incorporation and does not necessarily reflect all inputs used in a fair valuation. For purposes of this beneficial ownership calculation, the exchange is based in part on the NASDAQ Global Select Market closing price of $12.26 for our Class A common stock on February 29, 2012 and an estimated fair market valuation by management of our net assets other than our ownership interest in Calamos Investments. It is critical to note that this formula does not incorporate certain economic factors and as such, in the case of an actual exchange, we anticipate the majority of our independent directors determining the fair market value of a share of our Class A common stock as well as the fair market value of our net assets other than our ownership interest in Calamos Investments. For example, discounts and\or premiums for control and marketability as well as a different discount rate for future cash flows may be applied. Therefore, the directors’ valuation may result in the actual number of shares being materially different from the shares presented herein. Further, based upon currently available information, we believe it is extremely remote that any exchange would transpire without a fair market valuation of our net assets other than our ownership interest in Calamos Investments. Also, pursuant to our Second Amended and Restated Certificate of Incorporation, Calamos Family Partners, as a holder of shares of Class B common stock, is entitled to a number of votes per share equal to ten (10) multiplied by the sum of (A) the aggregate number of shares of Class B common stock held, and (B) (I) the product of (x) the ownership interest held in Calamos

Investments by such holder, taken to eight decimal places, and (y) 100,000,000, divided by (II) the number of shares of Class B common stock held. Calamos Family Partners’ interest represents approximately 97.5% of the votes of the holders of the common stock of the company. John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. own and serve as directors of Calamos Family Partners. John P. Calamos, Sr. has a controlling interest in Calamos Family Partners and is deemed to beneficially own all of Calamos Family Partner’s interest in Calamos Investments and all 100 shares of our Class B common stock. The mailing address for each of Calamos Family Partners, John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. is c/o Calamos Asset Management, Inc., 2020 Calamos Court, Naperville, Illinois 60563.

(3)	Includes 13,911 vested, unexercised options.

(4)	Includes 4,924 vested, unexercised options.

(5)	Includes 15,584 vested, unexercised options.

(6)	Includes 30,186 vested, unexercised options.

(7)	Includes 10,285 vested, unexercised options.

(8)

Based on information disclosed in a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on February 9, 2012. The Vanguard Group, Inc.’s mailing address is 100 Vanguard Boulevard., Malvern, Pennsylvania 19355.

(9)	Based on information disclosed in a Schedule 13G/A filed by BlackRock, Inc. with the SEC on February 13, 2012. BlackRock, Inc.’s mailing address is 40 East 52nd Street, New York, New York 10022.

(10)

With the exception of John P. Calamos, Jr., includes the holdings described in footnote 2 above, 421,101 Class A common shares and 1,078,766 unexercised options which are or will vest in the next 60 days.

EXECUTIVE OFFICERS OF THE REGISTRANT

Listed below are the names, ages, and principal occupations for our executive officers who are not directors:

James J. Boyne, 46, is our Executive Vice President and Chief Operating Officer. Mr. Boyne is responsible for overseeing the company’s operational and support infrastructure, as well as supporting the company’s distribution businesses and strategy. Most recently, Mr. Boyne served as President of Distribution and Operations from December, 2009 until November, 2011. From June, 2008 until December, 2009, Mr. Boyne was the Chief Operating Officer of Distribution for Calamos Financial Services LLC, an affiliate of the company. Mr. Boyne also served as the company’s Senior Vice President, General Counsel and Secretary from April, 2008 through December, 2009. He previously served as Chief Operating Officer and General Counsel for McDonnell Investment Management, where he was responsible for management of the company’s businesses and operations, including its legal and regulatory compliance programs. Mr. Boyne also had served as Senior Vice President and Deputy General Counsel at Van Kampen Investments and was formerly an attorney with Jenner & Block. He received his law degree from Illinois Institute of Technology’s Chicago-Kent College of Law and his bachelor’s degree in Marketing from Northern Illinois University.

Nimish S. Bhatt, 48, is our Senior Vice President and Chief Financial Officer. Nimish Bhatt is responsible for all finance, accounting and tax areas of the company and of the Calamos funds. Mr. Bhatt served as our Senior Vice President and Interim Chief Financial Officer from May, 2011 until November, 2011. Before taking on the additional role of Interim Chief Financial Officer, Mr. Bhatt was our Senior Vice President and Director of Operations since 2004. From 1996 to 2003, Mr. Bhatt worked for BISYS Investment Services, where he last served as senior vice president of alternative investment products, tax and quality assurance. Mr. Bhatt has a bachelor’s degree in Advanced Accounting and Auditing and a law degree in Taxation from India’s Gujarat University. He also has an MBA from The Ohio State University. Mr. Bhatt is a member of the Investment Company Institute’s Accounting/Treasurer Committee and serves as Chairman of the board of the National Investment Company Service Association.

Randall T. Zipfel, 53, is our Senior Vice President and Chief Administrative Officer. Mr. Zipfel oversees various operational and business support functions including investment support, company operations, information technology and business planning. From 2006 until November, 2011, Mr. Zipfel served as our Senior

Vice President and Chief Operating Officer of Investments and Information Technology. He previously served as Chief Operating Officer for INVESCO-NAM, where he directed all administrative, financial, human resources and business/investment support functions. Mr. Zipfel has a bachelor’s degree in Computer Science and Business Systems from Bowling Green State University and an MBA from Bellarmine University, with an emphasis on Management.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

The current members of the compensation committee are G. Bradford Bulkley, Thomas F. Eggers, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight, none of whom ever served as an officer or employee of the company or any of its subsidiaries.

None of the executive officers of the company have served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the following Compensation Discussion and Analysis section. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement and be incorporated by reference in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted:

COMPENSATION COMMITTEE

Arthur L. Knight (Chairman)

G. Bradford Bulkley

Thomas F. Eggers (effective January 31, 2012)

Mitchell S. Feiger

Richard W. Gilbert

The Compensation Committee Report does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions relating to the executive officers’ compensation for 2011. This information describes the manner and context in which compensation is earned by and awarded to our executive officers and provides perspective on the tables and narrative that follows.

Overview for Our Executive Compensation Program

Our guiding business principle is to outperform client expectations in risk-adjusted investment performance and service. Our corporate culture places a high value on teamwork, building long-term relationships, continuous improvement and ongoing professional development. We believe adherence to this principle and maintenance of this culture will contribute to long-term success for our company and growth in stockholder value.

Our compensation philosophy and performance-based compensation programs are designed to be in line with our business principles. Our compensation programs help us recruit, motivate and retain executive officers who will advance our business principle, embrace our values and help us meet or exceed our strategic objectives with the overall objective of improving long-term stockholder value.

With respect to overall employee compensation policies and practices, our compensation committee considers whether these policies and practices support reasonable risk-taking consistent with our strategic objectives. We believe our compensation program for all employees maintains an appropriate linkage between creating and maintaining value for our stockholders and motivating and rewarding our employees. We believe our incentive compensation plan encourages a long-term view of company growth and success and mitigates some of the risks typically associated with managing for short-term results. Based on the foregoing, we do not believe the risks arising from these compensation policies and practices are reasonably likely to have a material adverse effect on the company.

Executive Summary — 2011 Performance and Executive Compensation

Although 2011 was marked by continued volatility and uncertainty in the securities markets, we maintained the positive momentum we started in 2010. During 2011, we achieved improved operating results evidenced by:

•	Revenues in 2011 were $352.3 million, an 8% increase from 2010;

•	Investment management fee revenues in 2011 were $266.6 million, a 12% increase from 2010;

•	Operating income increased to $140.3 million, or approximately 11% from 2010;

•	Operating margin was 39.8% in 2011 compared to 38.8% in 2010;

•	We maintained strong liquidity and balance sheet positions to support future growth; and

•

We invested significant resources in the development and marketing of our global and international strategies, which contributed more than $700 million of net, new open-end and closed-end fund assets under management in 2011.

As a result of our improved performance, we restored a portion of the voluntary salary reductions which have been in effect for Mr. John P. Calamos, Sr. and Nick P. Calamos. In addition, our Chief Executive Officer and other named executive officers earned short-term incentive compensation slightly (approximately 4%) above 2010 levels.

What are the objectives of the company’s executive compensation program?

Our compensation program for our executive officers is designed to meet the following objectives:

•	attract and retain top-tier talent within the investment management industry;

•	link total compensation to individual, team and company performance; and

•	align executives’ interests with the company’s stockholders.

We meet these objectives by focusing on performance-based and long-term incentive pay. As has been the case since we went public in 2004, the compensation of our Chief Executive Officer and other executive officers is tied almost entirely to performance. Consistent with both industry practice and our employment agreement, the composition of our Chief Executive Officer’s target compensation for 2011 (and comparable with prior years) was approximately:

BASE SALARY	SHORT-TERM (ANNUAL INCENTIVE)	LONG-TERM (EQUITY) INCENTIVE
9%	55%	36%

What is the company’s executive compensation program designed to reward?

Our compensation philosophy calls for a strong alignment between the interests of our executive officers and the company’s goals to ensure that our executive compensation program supports the company’s strategies. Our executive compensation program is designed to reward ongoing contributions to our success. Executives who perform at superior levels in achieving the company’s key corporate objectives receive superior levels of compensation. The total compensation package rewards past performance and encourages future contributions to achieving the company’s strategic goals and enhancing stockholder value.

We emphasize incentive compensation in our overall compensation package for executives. Our short-term incentive program ties non-equity incentive plan compensation opportunities to our annual performance against goals based on our strategic objectives. Our long-term incentive program uses a combination of restricted stock units and stock options to focus the long-term compensation opportunity squarely on the value of our stock. We have typically used longer-than-average vesting periods for these awards to reinforce a long-term view of continual growth and success.

Who is responsible for administering the company’s executive compensation program?

Our executive compensation program is administered by the compensation committee of the board of directors. See the Nominees section for information on the committee members and the Corporate Governance section for additional information on the committee’s other responsibilities.

What process has the committee followed to implement the executive compensation program?

The committee convenes meetings throughout the year to discuss and review compensation matters. Further, the committee conducts an annual review of the compensation program for our executive officers.

In the annual review, the committee reviews: (i) an analysis of compensation survey data specific to the investment management industry, (ii) the company’s existing program, as described in tally sheets, summarizing compensation packages for the company’s executive officers, and (iii) our incentive compensation plan and employment agreements with our named executive officers. The committee also seeks and receives input on our executive compensation program from the Chief Executive Officer, other executive officers and human resources team. Decisions on annual short-term incentive plan payments are made based on year-end results. Overall target compensation and equity awards for the current year are typically determined and made in January and February.

The survey data reviewed by the committee compares the company’s levels of executive compensation against a group of public companies in the investment management industry, as compiled by McLagan Partners, a leading industry consultant. For 2011, the group was as follows:

Affiliated Managers Group	GAMCO Investors, Inc.

Alliance Bernstein L.P.	Invesco Ltd.

Artio Global Investors	Janus Capital Group, Inc.

Black Rock, Inc.	Lazard

Cohen & Steers, Inc.	Legg Mason

Eaton Vance Corp.	State Street Corp.

Federated Investors, Inc.	T. Rowe Price Group, Inc.

Franklin Resources, Inc.	Virtus Investment Partners, Inc.

Although most of these companies are larger than our company, the committee believes the data relating to the group to be appropriate for purposes of informing the committee with respect to market compensation levels and practices because these are firms with which we compete for clients and talent. We refer to this group as the “industry peer group.”

With respect to survey and industry peer group data, the committee recognizes that reported positions in the compiled data will not exactly match the positions at our company. For example, Mr. John P. Calamos, Sr. serves a dual role as our Chief Executive Officer and Co-Chief Investment Officer. As a result, when reviewing the data, the committee factors into its review the authority, experience, performance and responsibilities of each executive.

What other information does the committee consider when making executive compensation decisions?

In addition to survey and other data relating to the competitive landscape, the committee also reviews tally sheets which set forth detailed information relating to the compensation of each executive officer and a comparison of the individual elements of compensation against the industry peer group. The committee takes this information into account as it makes determinations on an executive’s current compensation. Other information provided to the committee includes the expense of compensation and benefits. The committee is provided information related to the anticipated costs that will be incurred as a result of the actions under consideration, as well as performance measures of the company.

What are the individual components of the executive compensation program and why does the company choose to pay them? How are the amounts for each component of executive compensation determined?

At the time we went public in 2004, the company entered into employment agreements with John P. Calamos, Sr., Nick P. Calamos and John P. Calamos, Jr. The employment agreements provide the executive certainty with respect to his positions, duties, responsibilities and authority, as well as compensation and provisions relating to termination of employment. Equally important, the employment agreements secure for the benefit of the company and stockholders the executive’s agreement to certain restrictive covenants. Under the employment agreements, the executive officer has agreed that while employed and for certain periods after termination of employment:

•	not to use or disclose any confidential information relating to our company;

•

not to be involved in any investment management business other than ours or provide any investment management services with or for any person, entity or organization other than our company, except as may be permitted by a vote of our independent directors;

•

except as required by law, not to use or refer to the Calamos name or the name of any of our funds or accounts, or the investment performance of any of our funds or accounts, in any public filing, advertising or marketing materials relating to any product or service that competes with any of our products or services; and

•	not to solicit any of our clients or solicit or retain any of our employees.

The committee takes into account the employment agreements when determining the compensation of these officers. As a condition to the receipt of certain incentive compensation by executive officers without employment agreements, the committee has required restrictive covenants along the lines of those noted immediately above.

As provided by the employment agreements, the primary components of our compensation program are base salary, short-term incentive compensation and long-term incentive compensation. These components are also used in the compensation of our other executive officers.

Salary.     Salaries are set and reviewed annually with reference to industry peer group data, the authority, experience, and responsibilities of the executives, as well as the executive’s performance. As noted above, the committee also considers the employment agreements we entered into with John P. Calamos, Sr. and Nick P. Calamos when determining their respective salaries. These employment agreements are more fully discussed below. Further, in the case of John P. Calamos, Sr., his base salary also recognizes the fact that he serves a dual role as both the Chief Executive Officer and Co-Chief Investment Officer. Under the employment agreements, the starting annual salaries in 2004 for John P. Calamos, Sr. and Nick P. Calamos were $650,000 and $500,000, respectively and last increased to $820,000 in February, 2007 for John P. Calamos, Sr. and $650,000 in February, 2006 for Nick P. Calamos. However, as discussed below, beginning in 2008 and continuing to date, each of these executives voluntarily agreed to receive lower amounts of salary in response to economic conditions.

With respect to James J. Boyne, Mr. Boyne commenced employment on April 1, 2008 and his starting annual salary was $300,000. The committee considered his prior work experience, the level of responsibility and authority he was undertaking, as well as industry peer data to determine his starting salary. In 2010, Mr. Boyne’s salary was increased to $350,000 after his promotion to President of Distribution and Operations. The committee recognized the new role and increased responsibilities Mr. Boyne had accepted. In November, 2011, Mr. Boyne was appointed as our Executive Vice President and Chief Operating Officer without any salary adjustment.

Regarding the base salary of Nimish S. Bhatt, Mr. Bhatt commenced employment on January 5, 2004 and his starting annual salary was $230,000. His annual salary last increased by $10,000 to $300,000 after his promotion to Chief Financial Officer (from interim Chief Financial Officer) in November, 2011.

In regards to Randall T. Zipfel, Mr. Zipfel commenced employment in 2006 at an annual salary of $300,000. Mr. Zipfel’s salary was last increased to $330,000 in October, 2007 in recognition of his individual performance and the successful results achieved by his department. In November, 2011, Mr. Zipfel was appointed as our Chief Administrative Officer without any pay adjustment.

In light of economic and market conditions, no adjustments were made to the base salaries of the named executive officers in 2011 other than for Mr. Bhatt’s promotion.

The Summary Compensation Table provides information on salaries earned by the named executive officers in 2011.

Short-Term Incentives.     Under the employment agreements, each of the executive officers is entitled to participate in the company’s short-term incentive compensation program at a target payout opportunity expressed as a percentage of annual salary. Our other executive officers participate in the program with target payout percentages based on competitive market data and internal pay considerations. In keeping with industry practice, the annual incentive payout opportunity is a significant portion of the total compensation package. The committee uses variously weighted key corporate objectives and consideration of individual achievement as the performance metrics for determining annual bonuses.

For 2011, the key corporate objectives and weightings for our executive officers were:

•	20% — distribution effectiveness, as measured by gross sales, redemption rates and relative net sales;

•	10% — portfolio performance, as measured by risk-adjusted performance of the investment strategies managed by the company over a blended short- and long-term measurement period;

•	20% — income growth, as measured by the change in operating margin and operating margin relative to the industry peer group;

•	25% — long-term stockholder return relative to the industry peer group; and

•	25% — management evaluation, based upon: product offerings, distribution, leveraging top talent and execution and effectiveness of strategic initiatives.

The committee maintained the same corporate objectives and weightings from 2010 to 2011. The committee also weighs discretionary factors based on evaluation of an executive’s performance, including performance on special projects, exceptional dedication and efforts, experience, and expectations for future contributions to achieving the company’s strategic goals and enhancing stockholder value.

Long-Term Incentives.     The committee believes that long-term equity-based incentives are an important part of the overall compensation package and are a crucial part of the pay-for-performance approach. The company’s incentive compensation plan provides for equity-based and cash-based awards. The committee has granted equity-based awards using RSUs and stock options. RSUs and stock options both provide for increased economic value from growth in the price of our stock. The committee sets guidelines for the number of equity awards to be granted based on competitive compensation data. RSUs provide a greater retention effect to our executive officers than stock options by providing for some economic value if the price of our stock were to decrease below the grant date price. The stock options granted to our executives provide more performance incentive than RSUs by allowing a greater opportunity for increased economic value. In the past four years, the committee has only granted RSUs. Typically, annual grants are approved in mid-February, following our year-end earnings announcement. The committee also has made grants at other times, primarily in connection with promotions or new hires.

Under the employment agreements, the executive is eligible for awards made under our incentive compensation plan and is eligible for an expected minimum annual award expressed as a multiple of his base salary.

Restricted Stock Units.     Each RSU equals a share of common stock. RSUs vest if the recipient remains employed by the company for a prescribed period of time, generally six years. With the exception of certain RSUs granted in February, 2009. RSUs granted vest one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant. In February, 2009, we approved special, retention-oriented awards to certain executive officers and other key employees in recognition of their 2008 performance. These RSUs vest one-third per year beginning one year from the grant date, and were fully vested in February, 2012.

Stock Options.     Stock options entitle the holder to purchase a fixed number of shares of common stock at a set price during a specified period of time. Because stock options only have value if the value of our common stock increases above the exercise price, options encourage efforts to enhance long-term stockholder value. Stock options are granted with a 10-year term. Options granted after February, 2006 have an exercise price equal to the closing market price of the company’s common stock on the date of grant. As allowed under the company’s incentive compensation plan, stock options granted in and prior to February, 2006 have an exercise price equal to the closing market price of the common stock on the day prior to the date of grant. Stock options granted under the incentive compensation plan also vest over a six-year period: one-third per year beginning four years from the grant date, and are fully vested at the end of the sixth year following the date of grant.

In light of the continuing uncertain economic and market conditions which commenced in late 2008, the committee determined RSUs to be a more appropriate long-term incentive award than options. See the tables on Summary Compensation, Grants of Plan-Based Awards, Outstanding Equity Awards, and Option Exercises and Stock Vested for more information on RSUs and stock options granted to the Chief Executive Officer and the other named executive officers.

Retirement Benefits.     All the executive officers participate in the company’s 401(k) profit sharing plan as do other employees of the company.

Executive Perquisites.     The company provides the executive officers with perquisites that the committee believes are reasonable and consistent with its overall compensation program. The committee periodically reviews the levels of perquisites provided to executive officers. One such perquisite is personal aircraft usage which is provided in part for security reasons by protecting the well-being of individual travelers and in part to enhance the efficiency of our executives while ensuring privileged information regarding corporate activities is not compromised. See the Summary Compensation Table for information regarding the perquisites received by our named executive officers.

Severance and Change in Control Benefits.     Our employment agreements and plans have provisions which obligate us to pay severance or other benefits upon termination of employment or in the event of a change in control. We have included these provisions in furtherance of the retention value of these agreements and programs.

See the Potential Payments section below for a discussion of potential payments due to our Executive Officers in the event of termination of employment or a change in control.

What decisions were made with respect to 2011?

During the first quarter of 2011, the committee conducted its annual review of compensation, determined long-term incentive awards for 2011, and set base salaries and performance goals for 2011. The salaries and long-term incentive awards are reflected in the tables that follow. The compensation committee did not increase the base salaries or short- and long-term incentive opportunities of the Chief Executive Officer or other named executive officers for 2011, except that the committee did partially restore the voluntary base salary reduction which had been in place for Mr. John P. Calamos, Sr. and Mr. Nick P. Calamos. As was the case in 2010 and 2009, the long-term incentive awards for Mr. John P. Calamos, Sr. and Mr. Nick P. Calamos were less than 50% of target award levels, and were below target levels for our other named executive officers, reflecting our reduced financial performance relative to years prior to the market turmoil that began in 2008.

As part of its year end process, the committee approved the payment of 2011 short-term non-equity incentive awards. In determining the short-term incentive payments for 2011, the committee noted that the company fell below some of its target measures, while exceeding others. Each measure was comprised of one or more components which were weighted and scored based on 2011 results, and compared to threshold, target and maximum levels. The company fell below two of its three target measures for distribution effectiveness. Actual gross sales of $7.9 billion were above the target of $7.4 billion, however, redemption rates and net sales fell well below threshold levels resulting in an overall score of 9.4% out of 20% for this metric. The company fell below its target measure of portfolio performance, which is based on risk adjusted portfolio performance. The actual result for risk adjusted portfolio performance was 95% which was above the threshold of 70% but below the target of 110% and resulted in a score of 8.2% out of 10%. The company exceeded its target measure of income growth, which was based on change in operating margin, and relative operating margin. The improvement in operating margin was 104 basis points which exceeded the target of 50 basis points and resulted in an above-target weighted score of 19.1%. Relative operating margin was at the 76th percentile, which exceeded the target of the 75th percentile and resulted in a weighted score of 5.4% compared with a 5.0% target. The company out performed its target measure of relative stockholder return, which was based on percentile ranking of stockholder return over a three-year period. The percentile ranking of stockholder return was 80th, which was above the target of the 75th percentile and resulted in a score of 29.2%. The company achieved its threshold measure of management evaluation, which was based on effective expansion of product offerings, distribution platform expansion and efficiency, and improved management execution and effectiveness. These components were reviewed together and had a 70% level of achievement which met the threshold and resulted in a weighted score of 12.5%. After combining these scores with the personal performance on individual and department initiatives, the committee approved short-term incentive compensation of up to 83.7% of target levels for the named executive officers serving at the end of 2011.

Summary Compensation Table for 2011

The following table provides compensation information for our Chief Executive Officer, our current and former Chief Financial Officers and each of the three highest compensated executive officers of the company who were serving in such capacities at year end 2011 (our named executive officers).

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
John P. Calamos, Sr., Chairman, Chief Executive Officer and Co-Chief Investment Officer	2011 2010 2009	720,000 425,000 250,000	— — —	1,150,008 1,150,005 984,011	— — —	3,690,000 3,444,000 1,920,276	169,420 199,561 307,385	(2)	5,729,428 5,218,566 3,461,672
Nimish S. Bhatt,(3) Senior Vice President, Chief Financial Officer	2011 2010 2009	291,515 290,000 290,000	— — —	145,010 174,010 87,001	— — —	281,250 162,400 174,000	39,413 38,193 35,899	(4)	757,188 664,603 586,900
Cristina Wasiak,(5) Senior Vice President, Chief Financial Officer	2011 2010 2009	100,000 300,000 300,000	— — 400,000	— 180,003 50,004	— — —	— 150,000 120,000	455,557 32,890 33,040	(6)	555,557 662,893 903,044
Nick P. Calamos, President of Investments and Co-Chief Investment Officer	2011 2010 2009	550,000 325,000 250,000	— — —	800,008 800,009 682,501	— — —	2,437,500 2,275,000 1,268,475	114,084 87,932 66,100	(7)	3,901,592 3,487,942 2,267,076
James J. Boyne, Executive Vice President, Chief Operating Officer	2011 2010 2009	350,000 350,000 300,000	— — —	500,007 500,009 100,008	— — —	600,000 500,000 360,000	39,623 38,394 33,448	(8)	1,489,630 1,388,403 793,456
Randall T. Zipfel, Senior Vice President, Chief Administrative Officer-	2011 2010 2009	330,000 330,000 330,000	— — —	200,005 198,007 99,008	— — —	309,375 288,750 247,500	39,269 35,460 33,375	(8)	878,650 852,217 709,883

(1)

Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. The values for the awards from prior years were restated to reflect aggregate grant date fair value. Assumptions used in the calculation of these amounts are set forth in footnote 13 to the company’s audited financial statements for the fiscal year ended December 31, 2011 which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 12, 2012.

(2)

Includes, among other items, $71,005 dividend equivalent payment for restricted stock units; $57,479 for reimbursement of taxes primarily in connection with personal aircraft usage; and $32,500 for 401(k) profit sharing and matching contributions.

(3)	Appointed Interim Chief Financial Officer on May 10, 2011 and Chief Financial Officer on November 7, 2011.

(4)	Includes, among other items, $32,500 for 401(k) profit sharing and matching contributions.

(5)	Employment terminated on April 30, 2011.

(6)	Includes, among other items, $290,000 special payment; $150,000 severance payment and $7,350 for 401(k) profit sharing and matching contributions.

(7)

Includes, among other items, $48,128 dividend equivalent payment for restricted stock units; $32,500 for 401(k) profit sharing and matching contributions; $28,256 for personal aircraft usage; and $4,810 for reimbursement of taxes primarily in connection with personal use of leased aircraft. For 2011, the aggregate incremental cost for personal use of corporate aircraft is determined by using the full charter cost on a per-flight basis (including costs related to fuel, on-board catering, landing and parking fees, navigation fees, crew accommodations and meals and similar trip-related items). On occasions where an executive’s family member accompanies an executive on business travel, only the excess cost associated with the family member is included as incremental cost. The company provides executives with additional income to pay the taxes on the imputed income resulting from the value attributed to the personal use of the aircraft.

(8)	Includes, among other items, $32,500 for 401(k) profit sharing and matching contributions.

Grants of Plan-Based Awards for 2011

During 2011, awards of non-equity incentive plan compensation and stock awards were granted pursuant to our incentive compensation plan to our named executive officers, as indicated in the table below. With respect to the non-equity incentive plan awards, the table shows the range of possible payouts.

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name		Threshold ($)	Target ($)	Maximum ($)
John P. Calamos, Sr.		0	4,920,000	7,380,000
	08/04/11				86,990			1,150,008
						—	—
Nimish S. Bhatt		0	290,000	290,000
	08/04/11				10,969			145,010
						—	—
Cristina Wasiak	—	—	—	—	—	—	—	—
Nick P. Calamos		0	3,250,000	4,875,000
	08/04/11				60,515			800,008
						—	—
James J. Boyne		0	700,000	700,000
	08/04/11				37,822			500,007
						—	—
Randall T. Zipfel		0	412,500	412,500
	08/04/11				15,129			200,005
						—	—

(1)

Represents restricted stock unit awards, which vest in three equal annual installments commencing February 15, 2015 (subject to continual employment, except in certain circumstances) and acceleration upon a change in control.

(2)

Represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are set forth in footnote 13 to the company’s audited financial statements for the fiscal year ended December 31, 2011 which are included in the company’s Annual Report on Form 10-K filed with the SEC on March 12, 2012.

Outstanding Equity Awards at Year End 2011

The following table provides information regarding unexercised options and other equity incentive plan awards for our named executive officers outstanding as of December 31, 2011. The awards vest as provided in the footnotes, subject to continued employment, except in certain circumstances, and acceleration of vesting upon a change in control.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(15) ($)
John P. Calamos, Sr.	177,273 112,500 88,908 56,201 —	— — 44,454 112,402 174,030	(1) (2) (3)	18.00 28.76 35.43 27.58 19.79	10/27/14 02/14/15 02/14/16 02/14/17 02/14/18	— — 14,818 37,467 58,010 82,690 90,766 86,990	(4) (5) (6) (7) (8) (9)	— — 185,373 468,712 725,705 1,034,452 1,135,483 1,088,245
Nimish S. Bhatt	12,545 — — — — — 2,250 3,836	— — — 19,785 — — 1,125 7,671	(3) (1)(13) (2)(14)	18.00 — — 19.79 — — 17.80 17.80	10/27/14 — — 02/14/18 — — 2/14/2016 2/14/2017 —	— 600 3,324 6,595 7,530 7,311 — — 13,734 10,969	(4) (5) (6) (12) (7) (8) (9)	— 7,506 41,583 82,503 94,200 91,461 — — 171,812 137,222
Cristina Wasiak	—	—		—	—	—		—
Nick P. Calamos	113,636 72,750 58,214 41,244 — —	— — 29,107 82,488 120,669	(1) (2) (3)	18.00 28.76 35.43 27.58 19.79	10/27/14 02/14/15 02/14/16 02/14/17 02/14/18	— — 9,702 27,496 40,223 57,353 63,142 60,515	(4) (5) (6) (7) (8) (9)	— — 121,372 343,975 503,190 717,486 789,906 757,043
James J. Boyne	—	18,285	(10)	20.51	05/05/18	6,095 14,479 8,404 39,464 37,822	(11) (12) (7) (8) (9)	76,248 181,132 105,134 493,695 473,153
Randall T. Zipfel	— —	— 15,162 — — 7,847	(3) (2)(14)	— 19.79 — — 17.80	— 02/14/18 — — 02/14/17	2,267 5,054 10,710 8,320 — 15,628 15,129	(5) (6) (12) (7) (8) (9)	28,360 63,226 133,982 104,083 — 195,506 189,264

(1)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2010, 2011 and 2012.

(2)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(3)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(4)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2010, 2011 and 2012.

(5)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2011, 2012 and 2013.

(6)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2012, 2013 and 2014.

(7)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of May 7, 2013, 2014 and 2015.

(8)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 9, 2014, 2015, 2016.

(9)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 15, 2015, 2016, 2017.

(10)	Stock options vest at the rate of 33 1/3% per year, with vesting dates of May 6, 2012, 2013 and 2014.

(11)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of May 6, 2012, 2013 and 2014.

(12)	Restricted stock units vest at the rate of 33 1/3% per year, with vesting dates of February 13, 2010, 2011 and 2012.

(13)	Stock options originally issued on February 15, 2006. Stock options exchanged pursuant to stockholder-approved stock option exchange program on July 23, 2009.

(14)	Stock options originally issued on February 15, 2007. Stock options exchanged pursuant to stockholder-approved stock option exchange program on July 23, 2009.

(15)	Based on the NASDAQ Global Select Market closing price of $12.51 for the company’s Class A common stock on December 30, 2011, the last trading date of 2011.

Option Exercises and Stock Vested During 2011

The following table provides information on option exercises and vesting of stock in fiscal year 2011 by our named executive officers.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
John P. Calamos, Sr.	—	—	46,052	783,345
Nimish S. Bhatt	—	—	9,791	167,674
Cristina Wasiak	—	—	—	—
Nick P. Calamos	—	—	31,534	536,393
James J. Boyne	—	—	14,480	248,477
Randall T. Zipfel	—	—	11,843	203,056

(1)	Based on the NASDAQ Global Select Market closing price of $17.16 and $17.01 for the company’s Class A common stock on February 11, 2011 and February 14, 2011, respectively.

Potential Payments upon Termination or Change in Control

As noted in the Compensation, Discussion and Analysis section, we have entered into employment agreements and maintain plans which obligate us to make payments and provide benefits to certain named executive officers in the event of termination of employment or a change in control. A summary of the terms of those employment and transition agreements and the potential payments is provided below.

Employment Agreements

John P. Calamos, Sr.     We entered into an employment agreement with John P. Calamos, Sr., effective October 26, 2004. Mr. Calamos serves as our Chairman, Chief Executive Officer and Co-Chief Investment Officer. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. The agreement, as amended, provides Mr. Calamos with a minimum annual base salary of $820,000, an annual discretionary target bonus of at least 600% of base salary and a maximum annual bonus opportunity of at least 150% of his target bonus. Mr. Calamos voluntarily reduced his annual base salary to $250,000 for 2009, to $425,000 for 2010 and to $720,000 for 2011 and 2012. Mr. Calamos participates in the benefit plans and programs generally available to our other senior executive officers. Under the agreement, Mr. Calamos is eligible to receive annual equity awards under our incentive compensation plan at the discretion of our compensation committee. Under the agreement, Mr. Calamos is expected to receive annual awards with a value equal to 400% of his base salary. Mr. Calamos’ employment agreement was amended effective as of January 1, 2009, through an Omnibus Amendment to comply with code section 409A of the Internal Revenue Code of 1986 and the regulations and other guidance issued thereunder. The Omnibus Amendment revised the employment agreements of Nick P. Calamos and John P. Calamos, Jr.

Mr. Calamos is entitled to receive the following severance payments if we terminate his employment without “cause” or he terminates his employment for “good reason”:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	base salary for 36 months; and

•	continued health care coverage for 36 months at employee rates.

These severance benefits are subject to Mr. Calamos signing a release of claims against us, and complying with the restrictive covenants in his employment agreement. In the event Mr. Calamos accepts other full-time employment during his severance period, as specified in his employment agreement, the only remaining obligation of the company to Mr. Calamos (other than accrued base salary, bonus, vacation and unreimbursed expenses) will be to pay Mr. Calamos 50% of his remaining base salary payments, which will be paid in a lump sum. “Cause” is defined as: (i) willful breach of agreement or of any material company policy, (ii) misappropriation of assets, (iii) conviction of a felony or other serious crime, (iv) willful acts resulting in censure of Mr. Calamos or similar adverse action by the SEC or state regulator, (v) an act of fraud or gross moral turpitude, or (vi) continued willful failure to substantially perform assigned duties after notice and opportunity to cure. “Good reason” is generally defined as any of the following after notice and opportunity to cure: (i) the continued breach by us of any material provision of his agreement, (ii) any material adverse change in the status, position or responsibilities of Mr. Calamos, including a change in Mr. Calamos’ reporting relationship, (iii) assignment of duties to Mr. Calamos that are materially inconsistent with his position and responsibilities, (iv) the failure by us to assign his employment agreement to a successor to us, or failure of a successor to us to explicitly assume and agree to be bound by his employment agreement, or (v) delivery of notice to Mr. Calamos of non-renewal of his employment agreement.

If Mr. Calamos dies or becomes disabled, he or his estate will receive life insurance or disability insurance payments, as applicable, continued health care coverage for 18 months at employee rates (in the case of disability) and any accrued base salary, bonus, vacation and unreimbursed expenses.

If Mr. Calamos’ employment is terminated in connection with a change in control within two years of a change in control, he will receive the following:

•	any accrued base salary, bonus, vacation and unreimbursed expenses;

•	lump sum payment equal to base salary and bonus for 36 months;

•	24 months health care continuation, and two years of welfare benefits at employee rates; and

•	pro rata bonus for the year in which the termination occurs.

In general, a “Change in Control” is deemed to have occurred in the event that any person, entity or group (other than an employee benefit plan of the company or the Calamos Principals) shall become the beneficial owner of such number of shares of Class A and/or Class B Common Stock, and/or any other class of stock of the company, then outstanding that is entitled to vote in the election of directors (or is convertible into shares so entitled to vote) as together possess more than fifty percent (50%) of the voting power of all of the then outstanding shares of all such classes of voting stock of the company so entitled to vote.

In addition, other earned cash or incentive benefits vest and become payable, and equity awards will vest in full, upon such termination. These benefits are subject to Mr. Calamos signing a release of claims against us. Mr. Calamos’ employment agreement also includes a tax gross-up provision if excise taxes are imposed on Mr. Calamos for any amount, right or benefit paid or payable that is deemed to be an excess parachute payment.

Mr. Calamos has also entered into a non-competition agreement with us, pursuant to which he has agreed that, until three years after the termination of his employment with us for any reason, he will comply with the restrictive covenants described in the Compensation Discussion and Analysis above.

Nick P. Calamos.     We entered into an employment agreement with Nick P. Calamos, effective October 26, 2004. Mr. Calamos serves as our President of Investments and Co-Chief Investment Officer. The terms of Mr. Calamos’ employment agreement, as amended, are substantially similar to the terms in our agreement with John P. Calamos, Sr., including the restrictive covenants, except that Mr. Calamos received a minimum annual base salary of $500,000 and an annual discretionary target bonus of at least 500% of base salary. Mr. Calamos’ annual base salary has since increased to $650,000, with the last increase effective in February, 2006. Mr. Calamos voluntarily reduced his annual base salary to $250,000 for 2009, to $325,000 for 2010 and to $550,000 for 2011 and 2012. Under the agreement it is expected that Mr. Calamos will receive annual equity awards under our incentive compensation plan with a value equal to 350% of his base salary.

Other Named Executive Officers.     We have not entered into an employment agreement with Messrs. Boyne, Bhatt and Zipfel. As part of their recruitment, we did enter into letter agreements with each executive setting forth the particulars of our employment offer; including salary, position and compensation.

We entered into a transition agreement with Ms. Wasiak, pursuant to which she remained employed through April 30, 2011, in return for a severance payment of $150,000 and a special payment of $290,000.

Potential Payments

The following table illustrates the incremental dollar amounts which would become payable to or received by the named executive officers currently employed with the company under various post-employment scenarios or a change in control. These amounts reflect certain assumptions made in accordance with the SEC rules applicable to this disclosure. These assumptions are that the termination of employment or change in control occurred on December 31, 2011 and that the value of our common stock on that day was $12.51, the closing price on December 30, 2011, the last trading day of 2011. The amounts set forth below do not include payments and benefits not enhanced as a result of termination of employment or the change in control. These payments and benefits include benefits accrued under our tax-qualified 401(k) plan, accrued vacation pay, health plan continuation and similar amounts paid or made available when employment terminates applicable to our salaried employees generally.

Scenario	John P. Calamos, Sr.(1) ($)	Nimish S. Bhatt ($)	Nick P. Calamos ($)	James J. Boyne ($)	Randall T. Zipfel ($)
Voluntary resignation or for “cause” termination	4,637,970	0	0	0	0
Retirement	4,637,970	0	0	0	0
Death(2)	4,637,970	290,016	845,971	458,746	314,647
Disability(3)	4,645,510	290,016	845,971	458,746	314,647
Termination without “cause” or resignation for “good reason”(4)	7,110,353	0	1,991,282	0	0
Change in control but no termination(5)	4,637,970	626,251	3,232,972	1,329,363	714,421
Change in control and involuntary termination without “cause” or resignation for “good reason”(6)	24,067,273	626,251	18,116,513	1,329,363	714,421

(1)

Mr. John P. Calamos, Sr. has reached retirement eligibility, which requires the attainment of age 55 and at least 10 continuous years of service within the Calamos organization. In the event Mr. Calamos were to voluntarily resign, retire or have his position terminated for any reason, all of his awards would continue to vest provided he remains retired from the investment management industry. We have assumed that John P. Calamos, Sr. would remain retired from the investment management industry and the amount shown reflects the value of the RSUs and “in the money” value of the stock options held by Mr. Calamos at December 31, 2011, assuming our stock price would remain constant throughout the vesting period.

(2)

Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options, based on December 30, 2011 stock value of $12.51 per share, as follows: John P. Calamos, Sr., $4,637,970; Nimish S. Bhatt, $290,016; Nick P. Calamos, $820,285; James J. Boyne, $458,746; and Randal T. Zipfel, $314,647; and (b) health plan continuation benefits for Nick P. Calamos, $25,686.

(3)

Includes (a) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options as follows: John P. Calamos, Sr., $4,637,970; Nimish S. Bhatt, $290,016; Nick P. Calamos, $820,285; James J. Boyne, $458,746; and Randall T. Zipfel, $314,647; and (b) health plan continuation benefits as follows: John P. Calamos, Sr., $7,540; and Nick P. Calamos, $25,686.

(4)

Includes (a) cash severance payments as follows: John P. Calamos, Sr., $2,460,000; and Nick P. Calamos, $1,950,000; (b) “in the money” value due to accelerated vesting of all or a portion of the stock awards and stock options for John P. Calamos, Sr., $4,637,970; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $12,383; and Nick P. Calamos, $41,282.

(5)

Includes (a) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $4,637,970; Nimish S. Bhatt, $626,251; Nick P. Calamos, $3,232,972; James J. Boyne, $1,329,363; and Randall T. Zipfel, $714,421.

(6)

Includes (a) severance payments and excise tax gross-up as follows: John P. Calamos, Sr., $17,220,000 and $3,286,534, respectively; and Nick P. Calamos, $11,700,000 and $3,145,982, respectively; (b) “in the money” value due to accelerated vesting for all stock awards and stock options as follows: John P. Calamos, Sr., $3,549,725; Nimish S. Bhatt $626,251; Nick P. Calamos, $3,232,972; James J. Boyne, $1,329,363; and Randall T. Zipfel, $714,421; and (c) health plan continuation benefits as follows: John P. Calamos, Sr., $11,014; and Nick P. Calamos, $37,559.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

You are being asked to approve, on an advisory basis, the compensation of our named executive officers through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure set forth in the Company’s proxy statement for the 2012 annual meeting of stockholders.”

We urge you to consider the various factors regarding our executive compensation programs, policies and practices as detailed in the Compensation Discussion and Analysis section. As discussed in the Compensation Discussion and Analysis, we believe that our executive compensation program is competitive and governed by pay for performance principles. We emphasize compensation opportunities that reward results. Our use of long-term stock-based incentives reinforces the alignment of the interests of our executives with those of our long-term stockholders. In doing so, we believe our executive compensation program supports our strategic objectives and mission. Our 2010 executive compensation program was approved by our stockholders at the 2011 annual meeting with 98% of the votes in favor. Our 2011 executive compensation program was substantially unchanged from 2010.

Because your vote is advisory, it will not be binding upon the company or our board of directors. However, our board of directors (including the compensation committee of the board of directors) may take the results of the vote into consideration with respect to future decisions affecting the compensation of the company’s named executive officers as it deems appropriate.

Recommendation of the Board

The board of directors recommends that stockholders vote “FOR” Proposal No. 2, the advisory resolution approving the compensation of the company’s named executive officers as described in this proxy statement.

REPORT OF THE AUDIT COMMITTEE

The audit committee of the board of directors of Calamos Asset Management consists of G. Bradford Bulkley, Thomas F. Eggers, Mitchell S. Feiger, Richard W. Gilbert and Arthur L. Knight. Each of the members of the audit committee is independent as defined under the NASDAQ listing standards and applicable law. The audit committee is responsible for overseeing the company’s financial reporting activities. The audit committee’s function is more fully described in the written charter, which is posted under the Corporate Governance link on the Investor Relations section of the company’s website at http://www.calamos.com/investors. Richard W. Gilbert serves as the chairman of the audit committee and Thomas F. Eggers and Mitchell S. Feiger are qualified as audit committee financial experts within the meaning of the SEC rules.

The audit committee has reviewed and discussed with management the audited financial statements of the company for the fiscal year ended December 31, 2011. In addition, the audit committee reviewed programs designed to monitor the effectiveness of the company’s internal controls over financial reporting and disclosure controls and procedures.

The audit committee has discussed with McGladrey & Pullen, LLP, the company’s independent registered public accounting firm, the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board and Rule 2-07 of Regulation S-X (Communication with Audit Committee).

The audit committee also has received the written disclosures and the letter from McGladrey & Pullen, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding independent accountant’s communications with the audit committee concerning independence, and has discussed with McGladrey & Pullen, LLP its independence.

Based on the audit committee’s review and discussions noted above, the audit committee recommended to the board of directors that the company’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, for filing with the SEC.

Respectfully Submitted:

AUDIT COMMITTEE

Richard W. Gilbert (Chairman)

Bradford Bulkley

Thomas F. Eggers (since January 31, 2012)

Mitchell S. Feiger

Arthur L. Knight

The report of the audit committee does not constitute soliciting material and shall not be deemed incorporated by reference or filed into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

PROPOSAL NO. 3

RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

On February 28, 2012, the audit committee appointed McGladrey & Pullen, LLP as the independent registered public accounting firm to audit the financial statements of Calamos Asset Management for its current fiscal year ending December 31, 2012. Representatives of McGladrey & Pullen, LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Recommendation of the Board

The board of directors recommends a vote “FOR” Proposal No. 3, the ratification of the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the current fiscal year ending December 31, 2012. The voting requirements for this proposal are described in the Voting Information section.

Fees Paid to Independent Registered Public Accounting Firm

The following tables set forth the approximate aggregate fees for fiscal years ended December 31, 2011 and 2010 for services rendered by McGladrey & Pullen, LLP.

	McGladrey & Pullen, LLP Audit Fees Fiscal Years Ended
	December 31,
	2011	2010
Audit fees	$430,000	$386,000
Audit-related fees(1)	5,500	26,296
Tax fees	30,000	—
All other fees	19,500	19,612

Total fees	$485,000	$431,908

(1)	Audit services performed for benefit plan audit.

Pre-Approval Process

The full audit committee pre-approves all audit and permissible non-audit services to be provided by the independent auditors, subject to de minimis exceptions contained in the Exchange Act. The audit committee has not adopted pre-approval policies and procedures delegating this responsibility to particular committee members, although it may in the future.

TRANSACTIONS WITH RELATED PERSONS AND CERTAIN CONTROL PERSONS

Conflict of Interests Policy

As required under the NASDAQ rules and pursuant to our Conflict of Interests Policy in our second amended and restated certificate of incorporation, related party transactions shall be reviewed and approved by our independent directors or independent stockholders. Our Conflict of Interests Policy also allows related party transactions to be effected pursuant to guidelines approved in good faith by our independent directors or stockholders. The independent directors or independent stockholders must act in good faith and the material facts as to the relationship or interest and as to the transaction must be disclosed or known to them. Approval of a transaction requires the affirmative vote of a majority of the independent directors or voting power held by the independent stockholders.

For more information and to review our Conflict of Interests Policy as adopted, please see Article X of our second amended and restated certificate of incorporation which was Exhibit 3(i) to the company’s Annual Report on Form 10-K filed with the SEC on March 12, 2012.

Since the adoption of our Conflicts of Interests Policy, all related party transactions have been presented to the audit committee of the board of directors for review and approval. Material related party agreements are described immediately below.

Management Services and Resources Agreements

Calamos Family Partners and Calamos Property Holdings (each of which are owned by the Calamos Principals and family affiliates) have entered into a Management Services and Resources Agreement with the company. Dragon Leasing Corporation (which is solely owned by John P. Calamos, Sr.) has entered into a Management Services Agreement with us as well. Pursuant to these agreements, as amended, the parties provide to each other certain services and resources, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of their businesses and providing personnel to perform certain management and administrative services. The agreements each have a term of one year and are renewable annually. The agreements are terminable on 30 days notice by either party. In the agreements, each party has agreed to indemnify the other for any damages suffered as a result of the indemnifying party’s breach of the contract, negligence, willful misconduct or reckless disregard of its duties. In accordance with the terms of the agreements, the parties have agreed to pay each other an amount equal to the Direct Cost (as defined below) paid or incurred plus an expense allocation component for indirect expenses such as employee compensation and benefits. “Direct Cost” means, with respect to each service or resource provided, the direct out-of-pocket expenses paid to or incurred with third parties in connection with providing such service or resource, including, without limitation, shipping, handling, travel expenses, payments to third parties (including, without limitation, all professional fees), printing and postage. For the year ended December 31, 2011, management services expenses allocated from the company to Calamos Family Partners, Calamos Property Holdings and Dragon Leasing Corporation were $328,000, $594,000 and $18,000 respectively. Calamos Property Holdings allocated $199,000 of management services expenses to the company during 2011.

Registration Rights Agreement

In connection with our initial public offering, we entered into an agreement with Calamos Family Partners and John P. Calamos, Sr. that grants registration rights with respect to shares of our Class A common stock (which we refer to as registrable securities) issuable or issued upon conversion of shares of our Class B common stock or in exchange for ownership in Calamos Investments.

The registration rights agreement provides that Calamos Family Partners and John P. Calamos, Sr. and their assigns are entitled to unlimited “piggyback” registration rights, meaning they can include their registrable securities in registration statements filed by us for our own account or for one or more of our stockholders. Calamos Family Partners and John P. Calamos, Sr. and their assigns will also be entitled to, on 15 occasions, “demand” that we register registrable securities held by them at any time, provided that the aggregate number of registrable securities subject to each demand constitutes at least 5% of the registrable securities on the date of the registration rights agreement or has an aggregate minimum market value of at least $85 million. By using two demands, Calamos Family Partners and John P. Calamos, Sr. and their assigns may require that the registration statement be in an appropriate form under the Securities Act of 1933 (a shelf registration statement) relating to any of the registrable securities in accordance with the methods and distributions set forth in the shelf registration statement and under Rule 415 under the Securities Act of 1933. Notwithstanding the foregoing, we will not be required to prepare and file more than two registration statements in any 12-month period pursuant to such demands. We have agreed to pay the costs associated with all such registrations.

The registration rights agreement will remain in effect as long as there are outstanding registrable securities or securities of Calamos Asset Management or Calamos Investments that are convertible into or exchangeable for registrable securities.

Tax Indemnity Agreement

Calamos Family Partners has entered into an agreement with Calamos Asset Management and Calamos Investments in order to address certain matters among themselves in respect of the allocation of taxable income and liability for taxes. Under the terms of this agreement, Calamos Family Partners will generally indemnify us for any income taxes (including any interest and penalties on any such income taxes) related to Calamos Partners,

Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. incurred before the initial public offering closing. This indemnification will also cover any income taxes (including any interest and penalties on any such income taxes) incurred upon the conversion of Calamos Partners, Inc., Calamos Asset Management, Inc. (Illinois), Calamos Financial Services, Inc., and Calamos Property Management, Inc. into, respectively, Calamos Partners LLC, Calamos Advisors LLC, Calamos Financial Services LLC and Calamos Property Management LLC. The terms of the Tax Indemnity Agreement will survive until the expiration of the applicable statute of limitations. The Tax Indemnity Agreement contains provisions that allow Calamos Family Partners to control the proceedings of any tax audits and tax controversies that relate to periods prior to the closing of the initial public offering. The Tax Indemnity Agreement also requires cooperation on a going-forward basis among the parties.

Contribution Agreement

In connection with the company’s reorganization, Calamos Family Partners entered into a contribution agreement with Calamos Investments on October 15, 2004, whereby Calamos Family Partners contributed all of its assets and liabilities, including all of the equity interests in its four wholly owned subsidiaries, to Calamos Investments. In exchange for contributing its assets and liabilities to Calamos Investments, Calamos Family Partners received 100% of the ownership in Calamos Investments. The agreement provides that Calamos Investments will indemnify Calamos Family Partners and its employees, officers and directors for any losses they may suffer or incur arising out of Calamos Family Partners’ ownership of the contributed assets and liabilities or the conduct of the business prior to the date of the agreement (other than losses which Calamos Family Partners is agreeing to indemnify Calamos Asset Management and Calamos Investments for under the Tax Indemnity Agreement).

Leases of Corporate Office Space

In October, 2004, Calamos Investments entered into a 20-year lease with 2020 Calamos Court LLC, a subsidiary of Calamos Property Holdings, with respect to the current corporate headquarters constructed for the company’s occupancy. Rent under the lease commenced in April, 2005 and will end on May 31, 2025. Annual base rent payments were approximately $3,400,000 for the year ended December 31, 2011 and will increase 3% annually for the remaining term of the lease. Calamos Investments may not terminate the lease unless a casualty or condemnation affects all or a substantial portion of the leased premises. 2020 Calamos Court LLC may terminate the lease only upon specified events of default, which are subject to applicable grace periods.

Calamos Investments entered into a lease with 1111 Warrenville Road LLC, a subsidiary of Calamos Property Holdings on August 1, 2005. In January, 2011, Calamos Investments and 1111 Warrenville Road LLC amended the lease in order to extend the term for two years with automatic one year renewals and to increase the base rent accordingly. Annual base rent payments were approximately $793,000 for the year ended December 31, 2011 and will increase 3% annually.

In January, 2011, Calamos Investments entered into a sublease agreement with Primacy Business Center LLC, a subsidiary of Calamos Family Partners, where office space is subleased to Primacy Business Center. Calamos Investments recognized sublease rental income of $226,000. The lease shall expire on December 31, 2012 subject to automatic one year renewals.

In August, 2005, Calamos Investments entered into a 20-year lease with 2020 Calamos Court Annex LLC, a subsidiary of Calamos Property Holdings, with respect to the employee dining facility in the company’s corporate headquarters. Rent under the lease commenced in December, 2005 and will end on May 31, 2025. Annual base rent and operating expenses were approximately $287,000 for the year ended December 31, 2011 and will increase 3% annually.

In November, 2007, Calamos Investments entered into a seven and one-half year lease with CityGate Centre I LLC, a subsidiary of Calamos Property Holdings, with respect to office space for the company. Rent under the lease commenced in May, 2008 and will end on April 30, 2015. Annual base rent and operating expenses are approximately $885,000 for the year ended December 31, 2011 and will increase 2.5% annually. Calamos Investments has been granted two options to extend the term of the lease for five years each, and has a right of first offer to lease additional contiguous space in the building.

Amenities

Calamos Investments entered into a Lunch and Catering Agreement dated February 13, 2006 with CF Restaurant Enterprises LLC, a subsidiary of Calamos Family Partners, where CF Restaurant Enterprises provides lunch food service to Calamos Investments through an independent manager at fixed prices in accordance with a pre-approved menu. Calamos Investments guaranteed a certain minimum amount of revenue each business day ($3,120/day) and CF Restaurant Enterprises agreed that certain quantities and combinations of food and beverage will be available at a predetermined price. During 2011, Calamos Investments incurred expenses of $969,000 related to this agreement.

Calamos Investments headquarter campus, as part of CityGate Centre, is utilized by the company to promote its business and brand awareness both in the local community and with its visiting strategic clients. CityGate Centre, through its related affiliates, offers amenities such as hotel accommodations, restaurants and event planning services. For the years ended December 31, 2011, Calamos Investments had an expense payment of $596,000 related to these services.

Employment Arrangements

Effective October 26, 2004, we entered into an employment agreement with John P. Calamos, Jr., the son of John P. Calamos, Sr. Mr. Calamos serves as our Senior Vice President, Portfolio Manager. On January 1, 2006, and on each subsequent January 1, Mr. Calamos’ agreement renewed or will renew for a new three-year term, unless notice of non-renewal is given by the company or Mr. Calamos prior to any such January 1. Under the agreement, Mr. Calamos received an initial base salary of $400,000, an annual discretionary target bonus of 300% of base salary and annual equity awards with a value equal to 225% of his base salary. Mr. Calamos’ annual base salary has since increased to $525,000, with the last increase being effective in February, 2007. However, as part of our continuing cost containment initiatives, Mr. Calamos voluntarily reduced his annual base salary for 2010, 2011 and 2012 to $275,000. Mr. Calamos’ total compensation for 2011 was $1,934,292.

Kenneth Witkowski and Darrick Witkowski, step-sons of John P. Calamos, Sr., are employed by the company. Mr. Kenneth Witkowski serves as our Vice President and Director of Security and Business Continuity and his total compensation for 2011 was $270,832. Mr. Darrick Witkowski serves as an Investment Consultant and his total compensation for 2011 was $186,101.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires officers, directors and persons who beneficially own more than 10% of Calamos Asset Management’s common stock (the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. We have reviewed copies of such reports with respect to fiscal year 2011 and we believe all Reporting Persons complied with the applicable filing requirements for fiscal year 2011.

STOCKHOLDER PROPOSALS

Qualified stockholders who wish to have proposals presented at the 2013 annual meeting of stockholders must deliver them to us by December 25, 2012, in order to be considered for inclusion in next year’s proxy statement and proxy, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

Any stockholder proposal or director nomination for our 2013 annual meeting that is submitted outside the processes of Rule 14a-8 will be considered untimely if we receive it before March 3, 2013, or after April 2, 2013. Such proposals and nominations must be made in accordance with our by-laws. An untimely proposal may be excluded from consideration at our 2013 annual meeting. All proposals and nominations must be delivered to our Secretary at 2020 Calamos Court, Naperville, Illinois 60563.

STOCKHOLDER ACCESS/COMMUNICATION

Generally, stockholders who have questions about Calamos Asset Management should contact our Investor Relations Department at (630) 245-1780. However, any stockholders who wish to directly address such questions to our board of directors, or any individual director, including a non-management director, should write to any director or to all directors in care of our Secretary, at 2020 Calamos Court, Naperville, Illinois 60563.

ANNUAL REPORT AND FORM 10-K

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is being sent to all stockholders as of the record date and both are available for viewing on the Internet. Please read this information carefully. However, the financial statements in our Annual Report on Form 10-K do not legally form any part of this proxy soliciting material.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 was filed with the SEC and contains our audited consolidated financial statements and all of the information that the regulations of the SEC require to be presented in an annual report to stockholders. For legal purposes, our Annual Report on Form 10-K is our annual report to stockholders.

Stockholders may also obtain a copy of the Annual Report on Form 10-K, without charge, by visiting the Investor Relations section of our website at http://www.calamos.com/investors or by writing to our Secretary, at 2020 Calamos Court, Naperville, IL 60563. Upon written request to our Secretary at the address of our principal executive offices, the exhibits set forth on the exhibit index of our Annual Report on Form 10-K may be made available at a reasonable charge (which will be limited to our reasonable expenses in furnishing such exhibits). The contents of the company’s website referenced above are not deemed to be incorporated by reference into this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the annual meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares and is householding our proxy materials, this means that:

Only one annual report and proxy statement will be delivered to multiple stockholders sharing an address unless you call 1-800-542-1061.

You can contact us by calling (630) 245-7200 or by writing to our Secretary, at 2020 Calamos Court, Naperville Illinois 60563, to request a separate copy of the annual report on Form 10-K and proxy statement for the annual meeting or you can contact your broker to make the same request.

You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

OTHER MATTERS

We know of no other voting matters to be presented to you at the annual meeting. As stated in an earlier section, if other matters are considered at the annual meeting, the proxies will vote on these matters in accordance with their judgment of the best interests of Calamos Asset Management.

We post our periodic filings as well as other important information, including corporate governance documents, press releases, investor presentations, assets under management reports and other documents, on our website at http://www.calamos.com/investors. We encourage stockholders and investors to visit our website and review such filings, communications and documents.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

CALAMOS ASSET	To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
MANAGEMENT, INC.

21111

▼  FOLD AND DETACH HERE  ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL PROPOSALS.	Please mark your votes as indicated in this example	☒

The Board of Directors Recommends a Vote FOR All Nominees Listed in Proposal 1.					The Board of Directors Recommends a Vote FOR Proposal 2.

1.	ELECTION OF DIRECTORS	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS		FOR	AGAINST	ABSTAIN

	Nominees: 01 G. Bradford Bulkley 02 Thomas F. Eggers 03 Richard W. Gilbert 04 Arthur L. Knight	☐	☐	☐	2. Proposal to approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐
The Board of Directors Recommends a Vote FOR Proposal 3.

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				3. Ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2012.	FOR ☐	AGAINST ☐	ABSTAIN ☐

	*Exceptions __________________________________________________				In their discretion upon such other business as may properly come before the meeting or at any adjournment or postponement thereof.

					I plan to attend the meeting.	☐
Mark Here for Address ☐
Change or Comments SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature _______________________________________________	Signature _______________________________________________	Date ___________

Annual Meeting of

Stockholders of

Calamos Asset Management, Inc.

June 1, 2012

9:00 a.m.

2020 Calamos Court

Naperville, Illinois 60563

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED CLASS A STOCKHOLDER. IF NO DIRECTION IS MADE WITH RESPECT TO A PROPOSAL, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSAL 2, AND FOR PROPOSAL 3 AND OTHERWISE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

ADMISSION TICKET

If you plan to attend the Annual Meeting,

  please be sure to check the “I plan to attend the  meeting” box on the reverse side of the proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the 2011 Annual Report to Stockholders are available at: www.calamos.com/proxy.

▼  FOLD AND DETACH HERE  ▼

PROXY

CALAMOS ASSET MANAGEMENT, INC.

Annual Meeting of Stockholders – June 1, 2012

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John P. Calamos, Sr., James J. Boyne and J. Christopher Jackson, attorneys and proxies, each with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of Class A common stock of Calamos Asset Management, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of Calamos Asset Management, Inc. to be held June 1, 2012 or any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINEE TO SERVE AS A DIRECTOR AND “FOR” PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN IN THE SPACE PROVIDED ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS. IF ANY OTHER BUSINESS SHOULD COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXY HOLDER.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	21111